EXHIBIT 10.34

STREETERVILLE CAPITAL, LLC

November 2, 2026

MED-X, Inc.

Attn: Matthew Mills

matt@medx-rx.com

Re: Warrant Funding

Dear Matthew:

This letter agreement (this “Letter Agreement”) is entered into by and between Streeterville Capital, LLC, a Utah limited liability company (“Investor”), and MED-X, Inc., a Nevada corporation (“Company”), in connection with that certain Securities Purchase Agreement dated September 16, 2026 between Investor and Company (the “Purchase Agreement”). Capitalized terms used but not otherwise defined herein will have the meanings ascribed to such terms in the Purchase Agreement. Investor and Company hereby agree as follows:

1. Warrant Purchase Price. Investor agrees to fund the $10,000.00 purchase price for the Warrant within three (3) Trading Days of execution of this Letter Agreement. Company agrees that upon receipt of such $10,000.00, the Warrant will be fully paid, validly issued and non-assessable. Company acknowledges and agrees that such $10,000.00 constitutes the entire purchase price for the Warrant and that no additional consideration shall be payable for the shares of Company’s common stock issuable upon exercise of the Warrant other than the exercise price, if any, payable upon a cash exercise as provided in the Warrant. Company further represents and warrants that the shares of common stock issuable upon exercise of the Warrant have been duly authorized and reserved for issuance and, upon issuance in accordance with the terms of the Warrant, will be validly issued, fully paid and non-assessable.

2. Conflict. In the event of a conflict between the terms and conditions contained in this Letter Agreement and those contained in any other agreement or document related to the Purchase Agreement, the terms and conditions contained herein shall control.

3. Transaction Document; Incorporation of Purchase Agreement Provisions. This Letter Agreement constitutes a Transaction Document for all purposes of the Purchase Agreement and the other Transaction Documents, and any breach by Company of any representation, warranty, covenant or obligation hereunder shall constitute a breach of the Purchase Agreement and an Event of Default (as defined in the Note) under the Note. The provisions of Section 14 of the Purchase Agreement, including without limitation the governing law, Arbitration Provisions, venue, notice, fees and expenses, waiver of jury trial, and severability provisions thereof, are hereby incorporated herein by reference and shall apply to this Letter Agreement, mutatis mutandis, as if fully set forth herein, and each reference therein to “this Agreement” shall be deemed to refer to this Letter Agreement. Without limiting the foregoing, this Letter Agreement and all questions concerning its construction, validity, interpretation, enforcement and performance shall be governed by the internal laws of the State of Utah, without regard to any choice-of-law or conflict-of-law provision or rule that would cause the application of the laws of any other jurisdiction, and any dispute arising out of or relating to this Letter Agreement shall be resolved in accordance with the Arbitration Provisions.

4. Assignment; Binding upon Successors and Assigns. Company may not assign any of its rights or obligations hereunder without the prior written consent of Investor. Investor may assign its rights and obligations hereunder, in whole or in part, without the consent of Company. This Letter Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

5. Amendment and Waivers. Any term or provision of this Letter Agreement may be amended and the observance of any term of this Letter Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) only by a writing signed by the parties hereto. The waiver by either party of any breach hereof or default in the performance hereof will not be deemed to constitute a waiver of any other default or any succeeding breach or default.

6. Entire Agreement. This Letter Agreement contains the entire understanding between the parties hereto with respect to the subject matter hereof and supersedes any prior understandings, agreements or representations, written or oral, relating to the subject matter hereof, other than the Purchase Agreement and the other Transaction Documents, which remain in full force and effect and are hereby ratified and confirmed. Except as expressly set forth herein, nothing in this Letter Agreement shall be deemed a waiver or modification of any right or remedy of Investor under the Transaction Documents, all of which are expressly reserved.

7. Counterparts. This Letter Agreement may be executed in counterparts, each of which when executed and delivered shall be deemed an original and all of which, taken together, shall constitute the same agreement. This Letter Agreement may be executed by electronic signature, which shall be considered legally binding for all purposes.

8. Further Assurances. Each party to this Letter Agreement agrees to perform any further acts and execute and deliver any documents that may be reasonably necessary to carry out the provisions of this Letter Agreement.

9. Company Representations. Company represents and warrants to Investor that (a) Company has all requisite corporate power and authority to execute, deliver and perform this Letter Agreement, and this Letter Agreement has been duly authorized, executed and delivered by Company and constitutes its valid and binding obligation, enforceable against Company in accordance with its terms; and (b) no Event of Default has occurred and is continuing.

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IN WITNESS WHEREOF, Investor and Company have duly executed and delivered this Letter Agreement to be effective as of the date first set forth above.

INVESTOR: STREETERVILLE CAPITAL, LLC

By:	/s/ John Fife
John Fife, President

ACCEPTED AND AGREED: COMPANY: MED-X, INC.

By:	/s/ Matthew Mills
Matthew Mills, Chief Executive Officer

[Signature Page to Letter Agreement]